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Dear Fellow Shareholders:
This was the third year of our company's new management team, and we made great progress in strengthening the company and moving it towards a prosperous future.
In our first year, we stabilized results, which had been declining at virtually every property, and completed the challenging construction of the hotel at our Mississippi property. In our second year, we announced plans for improvements at each property; completed a rights offering to partially fund those improvements; and acquired Bronco Billy's Casino and Hotel in Cripple Creek, Colorado, our second-most-important property. In our third year, we began to implement those numerous improvements at our existing properties while we developed an ambitious plan to expand Bronco Billy's. At the same time, we continued to explore the possibility of relocating part of our underutilized gaming capacity within Indiana. More recently, we refinanced all of our debt, extending maturities and reducing its cost. We then completed a direct placement of equity to help fund the first phase of the Bronco Billy's expansion.
Since we joined the company, our stock price has approximately tripled. We can't promise that it will triple again in the next three years, but we will continue to work hard to provide good returns for our shareholders, to create great experiences for our guests, and to be good employers for our team.
The Year
Sometimes, I wish a year had only nine months. The first nine months of 2017 were excellent. Compared to 2016, our net revenues grew 24%, 16% and 6% in the first, second, and third quarters of 2017, respectively. Every property showed improvement in the nine-month period.
Results in the fourth quarter were not as good. As it happens every few years, a hurricane passed through the Mississippi Gulf Coast. It did little property damage but affected our business for approximately a week, including a key weekend when we were forced to close. That hurricane period corresponded with one of the region's most important promotions, "Cruisin' the Coast," necessitating the cancellation of the promotion. Mother Nature also was not kind to us in Indiana, where an ice storm hurt the important New Year's Eve holiday, and at Lake Tahoe, Nevada, where a dearth of snow affected the important ski season.
The poor weather continued in January and February, with flooding on the Ohio River causing us to close Rising Star for several days and still no snow at Lake Tahoe. Then, suddenly, the weather returned to relatively normal conditions in March, with lots of snow at Lake Tahoe and sunshine on the Mississippi Gulf Coast. As our weather returned to normal, so did strong business levels.
We are fairly diverse for a small company, but not diverse enough that we can rely on good weather at some properties to always offset bad weather at others. If two or three of our properties are affected by poor weather, it is difficult for the others to pick up the slack. On the other hand, there are periods like March where all five of our properties appeared to perform well.
Despite the weak fourth quarter, net revenues grew 11% in 2017 versus 2016, net loss improved to a net loss of $5.0 million from a net loss of $5.1 million, and Adjusted EBITDA1 rose 2%. Much of that growth was attributable to a full year of ownership of Bronco Billy's, which we acquired in May 2016. Also, because of our large depreciation and amortization charges, we generally produce positive cash flows from operations despite net losses. In fact, our cash flow from operations was $7.1 million in 2017, versus $7.9 million in 2016.
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1 Please see the endnote to this letter for a discussion of non-GAAP measures such as Adjusted Property EBITDA.

Silver Slipper Casino and Hotel
The Silver Slipper is still our most important property, generating 51% of our Adjusted Property EBITDA in 2017. Its Adjusted Property EBITDA was $10.7 million for the year, versus $10.0 million in 2016.
Gaming revenues at this property rose 7% for the year, versus only 0.3% growth for the Mississippi Gulf Coast casinos as a group. Its results also compared favorably with the 4% increase in gaming revenues shown by the four casinos in the New Orleans metropolitan area, with which it also competes.
We made several improvements at the Silver Slipper during the year. First, in June 2017, we opened the popular Bayou Caddy Oyster Bar, the first new food and beverage outlet at the casino since it opened in 2006.
In August 2017, we opened the Silver Slipper Beach Club. Yes, one generally prefers to open a beach club at the beginning of the summer rather than at the end, but we ran into some construction challenges. The good news is that it looks great. It recently reopened after the winter and will remain open for the entire 2018 summer season.
It's also much more than just a "beach club." It offers an infinity-edge pool overlooking the beach, the only such pool on the Mississippi Gulf Coast. The pool adjoins an attractive bar and a pool deck, surrounded with 23 majestic Zahidi palm trees imported from California. The entire beachfront complex fronts our hotel, making a much more impressive "sense of arrival" than it had previously.
We've also started planning a potential expansion of the Silver Slipper. We lease approximately 38 acres of land, with a purchase option beginning in February 2019. We utilize only approximately 7 of those acres, but much of the remainder is wetlands. There is also an abandoned pier in front of our property. The pier, including the underlying bottomlands, is owned by the State of Mississippi.
We compete with numerous casinos in southern Mississippi and Louisiana. We think this is a mature market, with casinos having operated in the region for more than 25 years. There is no limit on the number of casinos that can be built in the state of Mississippi, but we think that the economics would be challenging to build a new casino. Indeed, a casino with an investment of approximately $290 million opened in Biloxi in December 2015 and appears to be generating a sub-par return on its investment. The Silver Slipper itself cost $70 million when it was originally built in 2006. Different improvements have been made in the interim, including a $21 million hotel addition in 2015. Hence, its replacement cost today is probably between $125 million and $150 million and its income relative to that replacement cost is not scintillating. (Its replacement cost is also not what is reflected in our share price, as stocks tend to reflect earnings and potential of the assets, rather than replacement costs.) While there always seems to be someone trying to add a new casino in the region, we think the economics do not work well and that we are relatively protected from that competitive threat.
On the other hand, we do think it can make sense to add to an existing property. One of our competitors is currently expanding its casino capacity, which we think is curious as its existing large casino doesn't seem to be operating with capacity constraints. One of the most common misconceptions in the gaming industry is that a casino's revenues are a function of the number of slot machines. At some point, of course, that could be true; for most casinos, though, it isn't. Slot machines don't gamble; people do. Casino revenues go up when there are more people.
The hotel that we opened in 2015 operated at 88% occupancy in 2017. Granted, much of that occupancy was from rooms that we provided free or at reduced rates to casino customers, but, frankly, we don't care if our guests pay for their overnight stay at the front desk or at our slot machines. The hotel clearly brings more people to our casino, and our hotel guests tend to stay longer and gamble more than people who are not staying overnight.
We think the numbers work to add an additional hotel to the property. Along with that, we would need to add some meeting room space to help fill the hotel mid-week and during the slower seasons. We would also need additional parking to accommodate the additional guests.
The best place to build a new hotel tower is over the abandoned pier in the gulf. The guest rooms would then be conveniently located near our casino and also have stellar views along our white-sand beach on one side and, on the other side, of the picturesque fishing boats cruising up the adjacent channel.
All of this is doable, but complicated. We have prepared a master plan for the potential hotel, meeting room space and additional parking. We have begun the process for leasing bottomlands and seeking other approvals from the State of Mississippi. The plan will also require permits from certain environmental agencies and the Army Corps of Engineers. Combined, this is a lengthy process, probably requiring years, and there is no certainty that we will obtain all of the necessary approvals. However, an opportunity never pursued will never see fruition. So, we have begun.

Bronco Billy's Casino and Hotel
Our plans for Bronco Billy's are much more immediate.
We acquired Bronco Billy's in May 2016 at a purchase price of $31.1 million. It earned $4.8 million of Adjusted Property EBITDA in 2017, reasonably close to the $5 million per year that it averaged in past years and in line with our expectations.
During 2017, however, we realized that Cripple Creek offers a bigger opportunity than we had originally thought.
Colorado is a large state. Its west half is dominated by the Rocky Mountains, while its eastern half consists of farms and ranches of the Great Plains. Ninety percent of the state's population of 5.6 million lives at the interface between the two ó the so-called "Front Range," consisting of Denver and related communities in the north and, an hour south of that, Colorado Springs and the smaller cities of Pueblo and CaÒon City. The Northern Front Range has almost 4 million residents. The Southern Front Range has almost a million residents. Both are growing rapidly.
Gold and valuable minerals were discovered in the Colorado Rockies in the 1800s and the state's history is closely related to those mining communities. Denver and Colorado Springs were largely built using the profits from the state's gold mines. The mining communities were high up in the mountains, where thousands of hard-working miners toiled in search of their fortunes. Over time, many mines were exhausted of their gold and minerals. Meanwhile, mining techniques changed. Today, small amounts of ore and minerals can be efficiently removed from large amounts of dirt, using large earth-moving equipment rather than legions of individual miners. The result was a series of mining towns in the mountains of Colorado that were no longer needed to house and supply large numbers of miners. A few of those towns built ski areas and golf courses and morphed into famous destination resorts, including Aspen, Telluride and Breckenridge.
Three of the largest of these towns didn't have either the topography or the snowfall to host major ski resorts. Those three towns ó Cripple Creek, Black Hawk and Central City ó endured declining populations for a century. Cripple Creek itself had a population of approximately 10,000 people in 1900 and it was the commercial center of a mining district with some 35,000 people. By 1990, Cripple Creek's population had declined by 95% to only about 500 hardy souls.
Colorado legalized casino gaming in 1991 in Cripple Creek, Black Hawk and Central City in order to prevent them from becoming ghost towns. Black Hawk and Central City, located approximately an hour west of Denver, abut each other. Cripple Creek is approximately one hour west of Colorado Springs. As Denver and Colorado Springs are approximately an hour apart, Cripple Creek is approximately two hours from Denver and Black Hawk/Central City is approximately two hours from Colorado Springs. There are also two tribal casinos in the state, located on reservations in the remote southwestern "Four Corners" region. There are no Native American reservations in the Denver/Colorado Springs area.
Originally, gaming in Colorado was limited to a maximum bet of $5. That tended to make it a low-brow, slots-oriented activity. At $5 per hand, the casinos could not afford to build the luxury hotels, high-end restaurants and spas that are common to casinos in other markets. The low stakes also did not appeal to wealthier clientele, accustomed to more exciting gaming activity in Las Vegas and elsewhere.
This changed in 2009, when the state raised the betting limit twenty-fold to $100 per hand. At $100 per hand, Colorado gaming becomes appealing to a much broader range of customer. It also becomes economical to offer higher-end hotels and restaurants.
Operators in Black Hawk responded to the regulatory change, building new hotels and other facilities. Black Hawk's revenues grew, while those of Cripple Creek stagnated and even showed a slight decline. We know from our own focus groups that some potential customers from Colorado Springs choose to gamble in Black Hawk precisely because of those hotels and other facilities, even though Black Hawk is twice as far as Cripple Creek. Based on the relative populations of the North and South Front Range statistical areas, one would expect the revenues of Black Hawk/Central City to be four times those of Cripple Creek. Instead, they are five times as much. Table games revenues are eight times. EBITDA, as reported by the gaming commission, is nine times.
Yet, this isn't just a market share game between Black Hawk and Cripple Creek. Denver and Colorado Springs are among the fastest-growing cities in the country, with companies and residents attracted by the climate, the accessibility of the mountains, the central U.S. location, a business-friendly government and a high quality of life. The population of the Colorado Springs metropolitan area, for example, has grown by approximately 13% since the last new casino opened in Cripple Creek, some 10 years ago. From 2010 to 2016, the population of the Denver MSA grew by approximately the population of Reno, Nevada's second-largest city. And there are no signs of that growth slowing any time soon.
Moreover, Colorado is a strongly underpenetrated market. Total U.S. gaming revenues in 2016 are estimated at $65 billion, or about $201 per capita. That includes states like Hawaii and Utah, which have no casinos. Cities like Baton Rouge, Kansas City and Cincinnati have gaming spend per capita of approximately $300 to $400. Gaming spend per capita in the Northern Front Range is approximately $174, while that in the Southern Front Range is only approximately $148.
Perhaps the most comparable market is Washington. Like Colorado, Washington is geographically a large state, with most of its population of 7.4 million concentrated in one extended metropolitan area ó the Seattle-Tacoma-Olympia combined statistical area. According to the Washington State Gambling Commission, the total gaming revenues in the state are approximately $2.7 billion per year. Most of that is from the state's 28 tribal casinos. Those casinos are required to be on reservation land, which is generally located in rural areas some distance from the population centers. As in Colorado, most people in Washington have to drive some distance to visit a casino. Yet, the current gaming revenues per capita in Washington is approximately double that of Colorado. We know of no inherent reason why this should be the case, except that the tribal casinos in Washington often offer hotels, quality restaurants, entertainment and other amenities. Only one casino in Colorado offers the scale and breadth of amenities of most of the Washington tribal casinos ó the highly successful Ameristar casino in Black Hawk.
Therein lies our opportunity. Cripple Creek today is primarily a day-trip destination. Based on its gaming revenues as reported by the Colorado Gaming Commission and the win per visitor at Bronco Billy's, we estimate that Cripple Creek receives approximately 1.5 million visitors per year. We further estimate that only about 10% of those visitors stay overnight. The entire town has only approximately 450 hotel rooms. Of these, more than one-third are at one hotel, with small guest rooms built in the 1990s designed to accommodate customers under that $5 gaming limit. Many of the rest are "bed and breakfasts," some of which are quite nice and others of which are less appealing.
It creates an unusual phenomenon in our casino. At most casinos, business peaks in the late evening as gamblers finish dinner and retire to the casino for their entertainment. In Cripple Creek, many of the visitors don't even stay for dinner. They head home, seeking to get down from the back side of Pike's Peak before dark. The casinos are oddly quiet in the late evening. Furthermore, because of the short stays, very few visitors participate in activities other than gaming. At one time, Bennett Avenue had dozens of gift shops. Today, it has about a half a dozen. The local theater, The Butte, provides quality productions, but can only exist with substantial town subsidies. Midweek, it is sometimes difficult to find a restaurant that bothers to stay open for dinner.
We can change this. We've held focus groups in Colorado Springs and we know that there is ample demand for a high-quality hotel experience in Cripple Creek. We also know that there are meetings and conventions that can be lured to this unique historical venue. Indeed, the Broadmoor Hotel in Colorado Springs (built, incidentally, with profits from the Cripple Creek gold mines) is one of the largest five-star hotels in the U.S. It has a very important national and international convention and meeting business. Most of our customers are likely to come from Colorado Springs itself, but perhaps some of those convention attendees in Colorado Springs would extend their stays and come up the mountain before or after their convention.
So over this past year, we acquired land and options on land behind and adjoining Bronco Billy's. We then designed a four-star hotel that can be built on this land with substantial meeting room space, a spa, a heated outdoor swimming pool, and a gourmet restaurant. This will occupy much of the casino's existing surface parking lots, so we designed a convenient parking garage directly connected to the casino. To integrate this new hotel with our existing casino, much of which was built in the 1890s, we are refurbishing a significant portion of our property.
This is a unique place. Substantially all of Cripple Creek is a historical district with strict architectural codes. We had to design the hotel carefully to blend into and complement the neighborhood, without having new buildings that simply mimic the authentic historic buildings that surround us. To build our hotel and tie together the complex, we are also seeking to vacate a street and a portion of an alley that run through our property, as well as some other minor variances. Our plans were recently endorsed unanimously by the city's Historical Preservation Committee and we expect the required entitlements to be considered by the Cripple Creek City Council within the next few weeks.
We intend to operate our casino throughout the construction period. It makes money. Equally important, it accommodates our customers (many of whom are regular visitors) and employs our staff. We need to build the parking garage first, as otherwise we would not have parking available for our guests during construction. If all goes well, we hope to break ground on that parking garage in the second quarter and complete it around year-end. Then, we would start construction on the hotel itself in the first part of 2019 and open it in 2020.
We recently raised approximately $11.8 million through a direct equity placement. We intend to use that money to help build the parking garage, while we arrange the broader financing for the larger second phase. Note that the parking garage itself should be a major "plus" for Bronco Billy's. Several of our major competitors offer parking garages. In this mountain environment, rain and snow are not uncommon. At those times, a parking garage can be an important competitive amenity.
As we assembled our site, we also obtained options on attractive terms to acquire the Imperial Hotel and to either acquire or lease the Imperial Casino. The Imperial Hotel is a historic structure that has been largely refurbished in recent years. It offers 12 refurbished guest rooms, another four rooms in various stages of refurbishment, a restaurant, a meeting room, and a 150-seat theater. It is connected to the Imperial Casino, which sits on a key corner of Bennett Avenue and Third Street and has been closed for the past few years. We think we can operate it profitably as a satellite of our Bronco Billy's operation, earning a nice return on a modest investment while providing some diversity within the Bronco Billy's complex. The Imperial Hotel has been operating seasonally. We intend to complete the refurbishment of the hotel, add an elevator, and operate it year-round. The Imperial Hotel and Casino should also benefit from the nearby Bronco Billy's parking garage.
Rising Star Casino Resort
Our largest casino, in terms of footprint, is Rising Star in Indiana, near Cincinnati. It has two hotels totaling 294 guest rooms, an 18-hole golf course, several restaurants, a ballroom that can also host entertainment events, and a casino offering 917 slot machines and 25 table games. We added a 56-space RV Park to the property in August 2017.
Rising Star opened in 1996 and was the first casino in the region that includes Cincinnati (population of 1.6 million, approximately 45 minutes away), Louisville (1.0 million, 90 minutes away) and Indianapolis (2.0 million, two hours away). For several years, this casino produced roughly $50 million per year in EBITDA ó over twice the Adjusted EBITDA of our entire company today.
Rising Star's most important market is the Cincinnati metropolitan area, which spills over into Northern Kentucky. It sits along the west side of the Ohio River and, unfortunately, there is no bridge at this location. The closest bridges are approximately 20 miles to the north and south of Rising Sun. After Rising Star's opening, other casinos opened on the Indiana side of each of those bridges. Most of Rising Star's customers must drive several miles past a competing casino before arriving at Rising Star. Then, Ohio legalized a limited number of casinos, with several opening in the Cincinnati metropolitan area about five years ago. Now, Rising Star is the oldest and most geographically challenged casino in the region.
We're about to change that. We've spent the past few years acquiring land and various permits to operate an interstate car ferry service from our property to Northern Kentucky. The river is only approximately 2,100 feet wide, but it requires almost an hour to drive from our property to the town directly across from us. Inland from that Kentucky town is the Cincinnati/Northern Kentucky International Airport, which has attracted numerous businesses and residential developments around it. The population on the Kentucky side of the river is significantly higher and growing faster than the population in the Indiana side. The ferry service will make Rising Star much more convenient to a much larger population base.
The ferry boat consists of a barge with landing ramps and a tugboat that pushes it back and forth across the river. We've had both built to our specifications and they will be ready to go within a few weeks. Meanwhile, we've obtained permission from a myriad of agencies to begin construction on the roads and ramps on both sides of the river. We are moving as quickly as weather will allow and hope to have this construction completed in July.
Our permits allow us to carry 10 vehicles on each crossing. We estimate that the ferry can make approximately four round trips per hour. Ferries aren't very fast, but it also isn't very far. We plan to charge $5 per car, but will readily refund this fare with "free play" for customers who visit our casino.
We think we will be the first casino in history to operate a vehicular ferry. It's a bit of a guess as to how it will affect our casino, particularly since there are bridge alternatives. However, with almost any set of assumptions, it is likely to be a "plus" and could be a big "plus."
At the same time, we are sprucing up the property. Refurbishment of our main hotel lobby and the guest room corridors is under way and we start construction shortly on refurbishment of the central pavilion, which is the arrival route to the casino and the front door to our restaurants. It is the pavilion's first refurbishment since it opened some 22 years ago. We also plan to refurbish the casino, adding a VIP area later this year.
This year should also benefit from a full season of the new RV Park, which opened too late in the summer last year to have been much effect on our earnings in 2017.
All of these modifications are relatively modest in cost, but potentially major in impact. This property will probably never again earn the $50 million of Adjusted Property EBITDA per year that it earned in the 1990s, or even the approximately $10 million per year that it was earning before the casinos opened in Ohio. However, we think it can earn much more than the $2.7 million of Adjusted Property EBITDA that it produced in 2017, resulting in a high return on our reinvestment dollars.

Stockman's Casino
Stockman's is the largest and most complete casino in the small community of Fallon, Nevada, located approximately one hour east of Reno. Fallon is primarily an agricultural community, as well as home to the Navy's principal flight training school, popularly known as "Top Gun." It is also relatively close to the new Tahoe Reno Industrial Center, anchored by the large Tesla battery plant.
We've substantially improved the appearance of Stockman's over the past year. We demolished an administrative office building that blocked the view of our casino. We replaced that with a convenient surface parking lot, landscaped and lighted, with new entrances into the casino. We rebuilt the large marquee sign, adding the largest reader board in town. We repainted the coffee shop and improved its flooring. We also put a new roof on the casino and replaced a swamp cooler in the kitchen with air conditioning.
Revenues at Stockman's have increased in 10 of the past 12 months, as the improvements came online. We think this trend will continue over the year ahead, as some of those improvements were only recently completed.
Grand Lodge Casino
We operate the casino in the Hyatt Regency Lake Tahoe, one of the finest resort hotels in Northern Nevada. We lease the casino from the Hyatt Organization. That lease was scheduled to expire at the end of August 2018. In 2016, we reached an agreement with Hyatt to extend the lease and refurbish the casino. We committed to invest up to $1.5 million in slot machines, gaming tables, gaming chairs and other casino equipment and Hyatt committed to invest up to $3.5 million in other improvements to the casino space, including a much nicer casino bar operated by Hyatt. The agreement also extended the term of the lease by five years, to August 2023, with an increased rent from $1.5 million to $2.0 million per year.
The refurbishment was planned during 2016 and implemented in the first half of 2017. The construction disrupted our business during those months, offsetting some of the benefits of a strong ski season.
The refurbished casino opened just before the key summer season, but then we ran into a different challenge, one demonstrating the perils of operating a casino in a hotel owned by others. Hyatt, like many hotel companies, has implemented a policy of charging for parking.
We understand why Hyatt and other travel-related companies are doing this. As online booking sites and other technologies affect the hospitality industry, hotels have tended to hold the line on room rates, but have begun charging resort fees, parking fees, and a wide range of other separate fees. Generally, those fees are not shared with the online travel agencies.
Hyatt has been good at working with us, allowing us to "comp" the parking fees for our casino customers. There's also a local aspect to this, as there is not a large amount of parking in Incline Village and it was not uncommon for people to park in the Hyatt lots and go to the nearby beach. Nevertheless, the parking system and the hassle of having a parking ticket stamped is a deterrent. There are two other casinos approximately 5 miles away that are not as nice as ours but have ample free parking. Someone living in or visiting Incline Village might be going out to dinner and might now think twice about eating at the Hyatt's restaurants versus its competition, and some of those Hyatt restaurant customers would typically wander into our casino.
The parking fees appear to have offset at least some of the benefit of our refurbished casino. Our revenues last summer were similar to those of the preceding summer despite having a much nicer casino.
Then, there was no snow. The Hyatt has two seasons ñ the key summer months and the secondary ski season. Last year's ski season was great, sometimes with so much snow that the roads were closed. The most recent ski season started out very slowly. Over the Christmas holidays, the local ski resorts had only a few trails open, utilizing a great deal of snow-making equipment. By the end of February, the snowpack was only 29% of normal.
In March, it snowed. In fact, it snowed a lot, with the snowpack at the end of March reaching 78% of normal. Our casino also did quite well in March, but it is difficult to make up in one month the weakness in the business in December, January and February.
Looking ahead, our casino is in great shape, as is the Hyatt. We are hoping that our customers will eventually realize that the parking restrictions have positive aspects as well. The parking fees reduce the beachgoer usage and make more spaces available for casino customers, and we readily "comp" the fees for those customers.

Balance Sheet
We reinvested approximately $11.1 million into the company during 2017. This included the RV Park, a storage building for Christmas Casino decorations, the ferry boat, and entitlement work for the ferry roads and ramps at Rising Star; the Beach Club and Oyster Bar at Silver Slipper; the Crippled Cow bar and coffee outlet at Bronco Billy's; our portion of the refurbishment at Grand Lodge Casino; and much of the cost of the new parking and entrances at Stockman's. It also includes investments in new slot machines and related equipment, company-wide.
We generated approximately $7.1 million in free cash flow from operations. Our total debt was $96.1 million at the end of 2017, versus $98.3 million at the beginning of the year. Our total cash and equivalents, including cash used in operations, was $19.9 million at year-end and $27.0 million at the beginning of the year. Our net debt increased by $4.9 million during the year, indicating that more than half of our capital expenditures were funded from internal cash flows, with the remainder essentially funded by the rights offering that we completed in November 2016.
In February 2018, we refinanced essentially all of our long-term debt, decreasing the cost of that debt, extending the maturities, and reducing the interim amortization of debt. The cost of that new debt is LIBOR plus 7 percentage points, with a LIBOR floor of 1.0%. With LIBOR currently at 2.3%, the interest rate on the debt is now 9.3%. That compares with an average interest rate on our prior first- and second-lien debt of 10.5% at current LIBOR rates. We recently purchased an interest rate cap on an amount equal to half that debt, reducing our exposure to rising interest rates.
Then, in March 2018, we directly placed 3.9 million shares of stock at $3.00 per share, raising approximately $11.8 million from an assortment of institutions and qualified individuals. We had been approached by several investors over time who indicated that they wished to invest in our company, but that the trading volumes tend to be so modest that it was difficult to accumulate a significant position. Using our shelf registration, which was approved by the SEC in January, we were allowed to directly place the stock, rather than incur the significantly higher fees of an underwritten public offering.
It is our intent to use such additional funds to start construction as soon as possible on the first phase of the Cripple Creek expansion. That involves exercising certain real estate options that we have, building a parking garage attached into the existing casino at Bronco Billy's, and reopening the Imperial Hotel and Casino. We believe that we will receive a nice return on this first-phase investment. The parking garage is an important competitive amenity for our casino. We further believe that the Imperial Hotel and Casino can be important contributors to our profitability, particularly since they can be operated as adjuncts to the neighboring Bronco Billy's. Hence, we can operate them without incurring additional overhead costs.
Most importantly, however, the first phase literally creates the site for the larger Bronco Billy's expansion. We are moving quickly, and assuming we receive the City's approval in the next few weeks, we intend to break ground immediately on the parking garage and complete it around year-end. In the meantime, we intend to arrange the financing that will be necessary to build the second phase.
Building a company like Full House is truly a rewarding win-win proposition. We begin by providing creative and fun experiences for our guests. We rely on our employees to help us do this. We work hard to be good employers, providing equitable and stable work environments, opportunities for advancement, and fair and reasonable compensation. We also work hard to fulfill our promises to our lenders, becoming an improving credit over time. In turn, with decreasing amounts of risk, we can obtain funds on favorable terms, allowing us to build new casinos and amenities that provide additional good experiences for our guests and advancement opportunities for our employees. Over time, we build a company. Done properly, it provides solid and favorable returns for our investors. In the end, everyone wins.
I would like to thank our shareholders, lenders, employees and guests for their continued support.
/s/ Daniel R. Lee
Daniel R. Lee
President and Chief Executive Officer
Note: This letter supplants the glossy annual reports that are still prepared by some companies; such a report would not be economical for our small company. For a full description of our financial results, please see our annual report on Form 10-K that was filed with the Securities and Exchange Commission and that is available on our website, at www.fullhouseresorts.com.
This letter contains statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this letter include, but are not limited to, the statements regarding Full House's proposed capital improvements and investments at its properties (including the proposed Bronco Billy's expansion and the proposed

Silver Slipper expansion), expected completion timelines and budgets, our operating trends and expected results of operations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Information concerning potential risk factors that could affect Full House's financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward- looking statements.
This letter also contains supplemental financial information and should only be viewed in conjunction with our audited financial results reported using U.S. generally accepted accounting principles (GAAP) and as filed with the Securities and Exchange Commission. A reconciliation between non-GAAP measures such as Adjusted EBITDA and Adjusted Property EBITDA and GAAP measures is attached as Annex 1 to this proxy statement and can also be found in the Company's Form 10-K for the fiscal year ended December 31, 2017.

FULL HOUSE RESORTS, INC.
One Summerlin, 1980 Festival Plaza Drive, Suite 680
Las Vegas, Nevada 89135

________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________________________________

April 13, 2018

Dear Stockholder:

As I write this letter, it has been just over three years since the board was reconstituted and new management was recruited to lead the company. Since that effort began, our share price has increased from $1.19 on October 8, 2014 to $3.21 at the end of March of 2018.

I view the function of the board as follows: develop a strategy, hire and work with a management team to implement that strategy, allocate capital, measure the results, reward the team or hold them accountable, and plan for the future. My role as chairman is to keep the board focused on these tasks.

To help us with these efforts, we have a wide range of experience in the board room today: legal, human resources, accounting, governance, finance, and a healthy dose of hospitality and gaming.

The board has been fortunate to recruit and work with Dan Lee as the CEO and Lewis Fanger as the CFO. Hopefully, you have met them in person or via teleconference. From day one, Dan and Lewis have reinvigorated the existing team and recruited excellent talent where necessary to improve the company.

The board has worked with management to develop and support a strategy of growing organically where we can and pursuing acquisitions if the price is right. In both instances, we try to generate good returns on our capital.

We have also supported a strategy to strengthen our balance sheet. First, we completed a rights offering in the fall of 2016 to help finance some modest capital projects at each of our properties. Second, we successfully refinanced our first and second lien credit facilities with $100 million of notes in February of 2018. Lastly, we raised approximately $12 million in new equity to continue to fund our growth in March of 2018.

Management and the board own a significant number of shares and we have a substantial amount of our own money at stake. Collectively, we currently beneficially own approximately 16% of the company. I believe that this investment fortifies an owner-oriented culture we hope to promote.

Finally, you are invited to attend our Annual Meeting of Stockholders, which will be held at 10:00 a.m., local time, on May 23, 2018, in the Pioneer Room at Bronco Billy’s Casino and Hotel, located at 233 East Bennett Avenue, Cripple Creek, Colorado 80813.

The following items will be on the agenda:

1.	Election of eight members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	Ratification of the appointment of Piercy Bowler Taylor & Kern, Certified Public Accountants ("Piercy Bowler Taylor & Kern"), as our independent registered public accounting firm for 2018;

3.	An advisory vote to approve named executive officer compensation; and

4.	Transaction of such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Our board of directors has fixed the close of business on April 5, 2018 as the record date for determining those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

I look forward to seeing you at the meeting. If you are unable to attend, I would still welcome your feedback. I am always available.

Sincerely,

/s/ Bradley M. Tirpak
Bradley M. Tirpak
Chairman

This proxy statement, including the form of proxy, the letter from our President and Chief Executive Officer, and our 2017 Annual Report are first being mailed to stockholders on or about April 13, 2018.

________________________________________

TABLE OF CONTENTS
________________________________________

________________________________________

PROXY STATEMENT
________________________________________

This proxy statement contains information relating to the 2018 Annual Meeting of Stockholders of Full House Resorts, Inc. (referred to herein as “we”, “us”, “our” and the “Company”), to be held at 10:00 a.m., local time, on May 23, 2018, in the Pioneer Room at Bronco Billy's Casino and Hotel, located at 233 East Bennett Avenue, Cripple Creek, Colorado 80813, and to any adjournments or postponements.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2018

This proxy statement, form of proxy and our annual report on Form 10-K are also available on our website at www.fullhouseresorts.com or at www.proxyvote.com.

________________________________________

ABOUT THE MEETING
________________________________________

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including:

•	the election of eight directors;

•	the ratification of Piercy Bowler Taylor & Kern as our independent registered public accounting firm; and

•	an advisory vote to approve named executive officer compensation.

The stockholders also will transact any other business that properly comes before the meeting.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 5, 2018, are entitled to receive notice of the annual meeting and to vote the shares of our common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the "stockholder of record" with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent ("nominee"), you are considered the "beneficial owner" of shares held in "street name". As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting included in the enclosed proxy materials.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you are the beneficial owner of shares held in street name, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. You will also need a photo ID to gain admission.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of 40% of the total number of shares of our common stock and preferred stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 26,914,259 shares of our common stock were outstanding and held by approximately 89 stockholders of record. As of the record date, no shares of our preferred stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum.

If less than 40% of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you are a stockholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail; or

•	in person at the meeting.

If you are a beneficial owner of shares held in street name, you must follow the voting procedures of your nominee included in your proxy materials. Beneficial owners who wish to vote in person at the meeting will need to obtain a proxy from their nominee.

If I plan to attend the annual meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the annual meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for stockholders of record.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

The enclosed proxy is solicited on behalf of our board of directors (the "Board"). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board. The recommendation of our Board for each item in this proxy statement is set forth below:

Proposal		Board Recommendation
1.	To elect eight members to our board of directors to serve until our next annual meeting of stockholders or until their successors are duly elected and qualified.	FOR each director nominee
2.	To ratify the appointment of Piercy Bowler Taylor & Kern as our independent registered public accounting firm for 2018.	FOR
3.	To approve, on an advisory basis, the named executive officer compensation.	FOR

What happens if additional matters are presented at the annual meeting?

Our Board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. In the event that any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by our Board, or if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Proposal		Votes Required for Approval	Abstentions
1.	Election of directors	Majority of votes cast	No impact
2.	Ratification of Piercy Bowler Taylor & Kern as our auditors	Majority of votes cast	No impact
3.	Advisory vote to approve named executive officer compensation	Majority of votes cast	No impact

For any other item that may properly come before the meeting, the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy, will be required for approval, unless otherwise required by law.

How are abstentions treated?

Abstentions will not be counted as votes cast in the final tally of votes with regard to any proposal. Therefore, abstentions will have no effect on the outcome of any proposal. As stated above, abstentions will be counted for the purpose of determining whether a quorum is present.

What are "broker non-votes" and how are they treated?

If your shares are held by a broker on your behalf (that is, in "street name"), and you do not instruct the broker as to how to vote these shares on Proposal 1 or Proposal 3, the broker may not exercise discretion to vote for or against those proposals. This would be a "broker non-vote" and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

What is the effect of the advisory vote on Proposal 3?

Although the advisory vote on Proposal 3 is non-binding, our Board and its compensation committee will annually review the results of the vote and take them into account in making determinations concerning executive compensation.

Do I have dissenter’s or appraisal rights?

You have no dissenter’s or appraisal rights in connection with any of the proposals described herein.

Where can I find voting results of the annual meeting?

We will announce the results for the proposals voted upon at the annual meeting and publish final detailed voting results in a Form 8-K filed within four business days after the annual meeting.

Who should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: Full House Resorts, Inc., One Summerlin, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135, Telephone: (702) 221-7800.

________________________________________

PROPOSAL ONE:
ELECTION OF DIRECTORS
________________________________________

Our Amended and Restated By-laws (the "By-laws") provide that the number of directors constituting our Board shall be fixed from time to time by our Board. Our Board currently consists of eight directors. The nominees to be voted on by stockholders at this meeting are Kenneth R. Adams, Carl G. Braunlich, W.H. Baird Garrett, Ellis Landau, Daniel R. Lee, Kathleen Marshall, Craig W. Thomas and Bradley M. Tirpak. Directors are elected by a majority of the votes cast, assuming a quorum is present. The term of office of each director ends at the next annual meeting of stockholders or when his or her successor is elected and qualified.

All nominees have consented to be named and have indicated their intent to serve if elected. We have no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as our Board may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of each of the nominees.

Director Nominees

We believe that each nominee possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. In addition, each nominee is being nominated because they each possess high standards of personal integrity, are accomplished in their field, have an understanding of the interests and issues that are important to our stockholders and are able to dedicate sufficient time to fulfilling their obligations as a director.

Each nominee’s biography containing information regarding the individual’s service as a director, business experience, director positions held currently or within the last five years and other pertinent information about the particular experience, qualifications, attributes and skills that led our Board to conclude that such person should serve as a director appears on the following pages.

Kenneth R. Adams
Mr. Adams is a principal in the gaming consulting firm, Ken Adams Ltd., which he founded in 1990. He is also an editor of the Adams’ Report monthly newsletter, the Adams’ Daily Report electronic newsletter and the Adams Analysis, each of which focuses on the gaming industry. Since 2012, Mr. Adams has been a partner in the Colorado Grande in Cripple Creek, Colorado, a limited-stakes casino with a restaurant and bar. Since August 1997, Mr. Adams has been a partner in Johnny Nolon’s Casino in Cripple Creek, Colorado, also a limited-stakes casino with a restaurant and bar. From 2001 until 2008, he served on the board of directors of Vision Gaming & Technology, Inc., a privately held gaming machine company, and he formerly served on the board of directors of the Downtown Improvement Agency in Reno, Nevada.

Director
Age: 75
Director Since: January 2007

Committees:
● Audit
● Compliance (Chair)
Our Board believes Mr. Adams is qualified to serve as a Director due to his 40 years of gaming industry experience, including specific experience as a casino operator, his knowledge of the casino industry, and his continuing analysis and review of the industry.

Carl G. Braunlich
Since August 2006, Dr. Braunlich has been an Associate Professor at the University of Nevada, Las Vegas. He holds a Doctor of Business Administration in International Business from United States International University, San Diego, California. Prior to joining the faculty of University of Nevada, Las Vegas, Dr. Braunlich was a Professor of Hotel Management at Purdue University since 1990. Previously, he was on the faculty at United States International University. Dr. Braunlich has held executive positions at the Golden Nugget Hotel and Casino in Atlantic City, New Jersey and at Paradise Island Hotel and Casino, Nassau, Bahamas. He has been a consultant to Wynn Las Vegas, Harrah’s Entertainment, Inc., Showboat Hotel and Casino, Bellagio Resort and Casino, International Game Technology, Inc., Atlantic Lottery Corporation, Nova Scotia Gaming Corporation and the Nevada Council on Problem Gambling. Dr. Braunlich was on the board of directors of the National Council on Problem Gambling, and he has served on several problem gambling committees, including those of the Nevada Resort Association and the American Gaming Association.

Vice Chairman
Age: 65
Director Since: May 2005

Committees:
● Compensation (Chair)
● Nominating and Corporate Governance
● Compliance

Our Board believes that Dr. Braunlich is qualified to serve as a Director due to his knowledge of and experience gained over 15 years in the casino industry and his position as an educator and consultant to the casino industry.

W.H. Baird Garrett
Since July 2015, Mr. Garrett has served as Senior Vice President of Legal at Elasticsearch, Inc., a leading software company in the enterprise search and data analytics space. From October 2008 through September 2015, Mr. Garrett served as an attorney at VLP Law Group, including as the chair of its Technology Transactions practice group. Mr. Garrett has extensive experience in corporate law, having represented clients as diverse as The Walt Disney Company and the venture capital firm of Kleiner, Perkins, Caufield and Byers. He specializes in the negotiation of complex commercial transactions, particularly those involving new technology and intellectual property, such as the purchase and licensing of gaming devices and online gaming software. Mr. Garrett also previously practiced law at the law firm of Wilson, Sonsini, Goodrich and Rosati in Palo Alto, California and Seattle, Washington. Prior to entering private practice, he clerked for the Delaware Court of Chancery. Mr. Garrett earned a B.A. degree from Pennsylvania State University, an M.A. degree from the University of Chicago and a J.D. degree from the University of Virginia School of Law.

Director
Age: 56
Director Since: November 2014

Committees:
● Audit
● Nominating and Corporate Governance
● Compliance

Our Board believes that Mr. Garrett is qualified to serve as a Director due to his expertise in complex legal transactions involving technology and gaming devices.

Ellis Landau
Mr. Landau is a private investor who serves on various for-profit and non-profit boards. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation, a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International and the Securities and Exchange Commission. Mr. Landau was President, Treasurer and Director of ALST Casino Holdco, LLC, the holding company of Aliante Gaming, LLC, which owned and operated Aliante Casino + Hotel in North Las Vegas, Nevada until 2016, when the company was sold to Boyd Gaming Corporation. From 2007 to 2011, Mr. Landau was a member of the board of directors of Pinnacle Entertainment, Inc., a leading gaming company, where he served as chair of the audit committee and as a member of its nominating and governance committee and its compliance committee. Mr. Landau served as a director of Spectrum Group International from 2012 until March 2014. Mr. Landau has served as a director of A-Mark Precious Metals (formerly a part of Spectrum Group International) since March 2014 and is chairman of the audit committee and a member of the compensation committee. Mr. Landau currently holds a gaming license in Indiana and Colorado and he has previously been licensed in Nevada and Mississippi, which are collectively all four of the jurisdictions where we operate. Mr. Landau earned his B.A. in economics from Brandeis University and his M.B.A. in finance from Columbia University Business School.

Director
Age: 74
Director Since: November 2014

Committees:
● Compensation

Our Board believes that Mr. Landau is qualified to serve as a Director due to his knowledge of and experience in the casino and hospitality industries and his experience as a director for gaming companies, as well as his service on various committees of those boards.

Daniel R. Lee
Mr. Lee was appointed as our President and Chief Executive Officer in November 2014. Mr. Lee was the Managing Partner of Creative Casinos, LLC, a developer of casino resorts, from September 2010 through December 2014. He was previously Chairman and Chief Executive Officer of Pinnacle Entertainment, Inc., a casino operator and developer, from 2002 to 2009. In the 1990s, he was Chief Financial Officer, Treasurer and Senior Vice President of Finance and Development at Mirage Resorts. During the 1980s, Mr. Lee was a securities analyst for Drexel Burnham Lambert and CS First Boston, specializing in the lodging and gaming industries. He serves as an independent director of Associated Capital since November 2015, where he is a member of the governance committee. He also serves as a director of Myers Industries, Inc. since April 2016, where he is a member of the audit committee and the corporate governance and nominating committee. Mr. Lee previously served as an independent director of LICT Corporation and of ICTC Group, Inc. While working as a securities analyst, he was a Chartered Financial Analyst. Mr. Lee earned his M.B.A. and a B.S. degree in Hotel Administration, both from Cornell University.

Director, President and Chief Executive Officer
Age: 61
Director Since: November 2014

Committees:
● Compliance

Our Board believes that Mr. Lee is qualified to serve as a Director due to his extensive experience in the financial services industry, his experience and knowledge in the gaming, lodging and securities industries and his executive management experience as Chief Executive Officer of a large public corporation.

Kathleen M. Marshall
Ms. Marshall is a Certified Public Accountant who, since March 2017, has served as the Chief Financial Officer of Casino Reinvestment Development Authority (CRDA), a New Jersey State Authority. Previously, she served as the Controller of CRDA from June 2016 to March 2017, and provided consulting services to CRDA from January 2016 to June 2016. From October 2008 through January 2016, Ms. Marshall served as Director of Business Development of Global Connect LLC, a web-based voice messaging company. Prior to that, from July 2003 through August 2008, Ms. Marshall served as Vice President of Finance for Atlantic City Coin & Slot Service Co. Inc., which designs, manufactures and distributes gaming equipment. Between January and June 2003, Ms. Marshall worked as a consultant. From April 1999 to December 2002, she served as Vice President of Finance for the Atlantic City Convention and Visitors Authority, a government agency responsible for enhancing the economy of the region in coordination with the Atlantic City Convention Center. Prior to that, Ms. Marshall held various finance positions with several Atlantic City casinos, including Vice President of Finance at Atlantic City Showboat, Inc. and various internal audit and financial positions at Caesars Atlantic City, Inc. In addition, Ms. Marshall has worked as a public accountant in the audit division of Price Waterhouse.

Director
Age: 62
Director Since: January 2007

Committees:
● Audit (Chair)
● Compliance

Our Board believes that Ms. Marshall is qualified to serve as a Director due to her knowledge of and experience in the casino industry and her background as a financial officer for casino and casino-related companies.

Craig W. Thomas
Mr. Thomas is a professional investor with more than 15 years of investing experience, including as a portfolio manager at CR Intrinsic Investors and S.A.C. Capital Advisors and an analyst at Goff Moore Strategic Partners and Rainwater, Inc. He is currently the co-founder of Shareholder Advocates for Value Enhancement (S.A.V.E.) and manages various other investment partnerships. Prior to becoming a professional investor, Mr. Thomas was a consultant at The Boston Consulting Group. Mr. Thomas is a former director of Laureate Education, Inc. (LAUR) and Direct Insite Corporation, currently Paybox Corp., from May 2011 to June 2014. In addition, Mr. Thomas currently serves as a director of United States Antimony Corporation (UAMY) since May 2016. Mr. Thomas earned an A.B. from Stanford University and an M.B.A. from the Graduate School of Business at Stanford University.

Director
Age: 43
Director Since: November 2014

Committees:
● Compensation
● Nominating and Corporate Governance (Chair)
Our Board believes that Mr. Thomas is qualified to serve as a Director due to his knowledge and experience in portfolio management, investment analysis and stockholder advocacy.

Bradley M. Tirpak
Mr. Tirpak is a professional investor with more than 20 years of investing experience. Since 2016, he has served as a portfolio manager and Managing Director at Palm Management UK LP, a private investment company. From 1997 through 2016, Mr. Tirpak was a portfolio manager at Credit Suisse First Boston, Caxton Associates and Sigma Capital Management, and a managing member of various other investment partnerships. Between 1993 and 1996, he was the founder and CEO of Access Telecom, Inc. an international telecommunications company doing business in Mexico. Mr. Tirpak served as a director at Applied Minerals, Inc. from 2015 to 2017 and as a director at USA Technologies, Inc. from 2010 to 2012. He has served as a director at Flowgroup plc since May 2017 and as a director at Birner Dental Management Services, Inc. since 2017, and also currently serves as trustee of The Halo Trust USA. Mr. Tirpak earned a B.S.M.E. from Tufts University and an M.B.A. from Georgetown University.

Chairman
Age: 48
Director Since: November 2014

Our Board believes that Mr. Tirpak is qualified to serve as a Director due to his knowledge and experience as an investor, portfolio manager, and as a stockholder advocate.

OUR BOARD RECOMMENDS
A VOTE “FOR” EACH OF THE NOMINEES.

________________________________________

CORPORATE GOVERNANCE
________________________________________

Board Leadership Structure

Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer. Instead, our Board remains free to make this determination from time to time in a manner that seems most appropriate for us. We currently have separate persons serving as the Chief Executive Officer and as Chairman of the Board, in recognition of the differences between the two roles. Our Chairman is responsible for setting the agenda for each of the meetings of our Board and the annual meetings of stockholders, and our Chief Executive Officer is responsible for our strategic direction and the general management of its business, financial affairs and day-to-day operations. We believe this structure promotes active participation of the independent directors and strengthens the role of our Board in fulfilling both its oversight responsibility and fiduciary duties to our stockholders, while recognizing our day-to-day management direction by the Chief Executive Officer. Accordingly, we believe this structure has been the best governance model for us and our stockholders to date.

Mr. Tirpak currently serves as our Chairman and Dr. Braunlich currently serves as our Vice Chairman of the Board. Mr. Tirpak and Dr. Braunlich are both independent directors. During 2017, the independent directors met two times in conjunction with our regular Board meetings. All of our Board committees are compromised only of independent directors except for our compliance committee, which includes Mr. Lee, our President and Chief Executive Officer. Each committee is chaired by an independent director. Our Board leadership structure is commonly utilized by other public companies in the United States of comparable size and scope. We believe that an independent Chairman and Vice Chairman and only independent directors serving on our Board committees (other than the compliance committee) provide an effective and balanced leadership structure. With experienced and participating independent directors, we believe we have the proper leadership structure.

Independence of Directors

Under the corporate governance standards of the Nasdaq Stock Market LLC ("Nasdaq"), at least a majority of our Board and all of the members of our audit committee, compensation committee, and the nominating and corporate governance committee must meet the test of independence as defined by the listing requirements of Nasdaq. Our Board, in the exercise of its reasonable business judgment, has determined that Mr. Adams, Dr. Braunlich, Ms. Marshall, Mr. Garrett, Mr. Landau, Mr. Thomas and Mr. Tirpak qualify as independent directors, pursuant to Nasdaq and rules and regulations of the Securities and Exchange Commission ("SEC"). In making the determination of independence, our Board undertook a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us, or members of our management or other members of our Board, and all relevant facts and circumstances regarding any such transactions or relationships. In addition, our Board considered the recommendations of our nominating and corporate governance committee, which also considered whether such directors would be deemed to be "independent".

Meetings

During 2017, our Board held eight regular meetings and no special meetings. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board that were held during the period in which he or she was a director and (ii) the total number of meetings of all committees on which he or she served that were held during the period in which he or she was a director. We have no specific requirements regarding attendance at the annual meeting of stockholders by our directors. In 2017, all of our directors attended the annual meeting in person.

Board Committees

Our Board has four standing committees: the audit committee, the compensation committee, the nominating and corporate governance committee, and the compliance committee, each of which operates under a written charter adopted by our Board. A current copy of each of the audit committee, compensation committee, compliance committee, and nominating and corporate governance committee charters is available through the Management & Governance-Documents link on our website, www.fullhouseresorts.com. The following table illustrates the current membership of each of our Board’s committees:

Director	Audit	Compensation	Nominating and Corporate Governance	Compliance
Kenneth R. Adams	●			Chair
Carl G. Braunlich		Chair	●	●
W.H. Baird Garrett	●		●	●
Ellis Landau		●
Daniel R. Lee				●
Kathleen M. Marshall	Chair			●
Craig W. Thomas		●	Chair

Audit Committee

The audit committee is comprised of three members: Ms. Marshall, Mr. Adams and Mr. Garrett. Ms. Marshall serves as chair and financial expert on the audit committee. Our Board has determined that Ms. Marshall is an audit committee financial expert as defined by the rules and regulations of the SEC. Our Board, in its reasonable judgment, has determined that each member of the audit committee is independent, as defined under the applicable Nasdaq listing standards, and meets the enhanced independence standards for audit committee members required by the SEC. Our audit committee held five meetings in 2017.

Among its responsibilities, the audit committee:

•	appoints, compensates, terminates and oversees our independent auditors;

•	reviews the independent auditor’s proposed audit scope, approach and the independence and the performance of the independent auditors;

•	reviews and approves our annual internal audit plan;

•	reviews the adequacy and effectiveness of our system of internal controls over financial reporting and disclosure controls and procedures;

•	reviews, discusses and approves financial statements and earnings releases prior to filing our periodic reports;

•
reviews, with management, the management’s discussion and analysis and the audited financial statements and recommends, if appropriate, the inclusion of the audited financial statements in our annual report on Form 10-K;

•	discusses guidelines and policies to govern risk assessment and risk management;

•	reviews and approves related party transactions for potential conflicts of interest; and

•
establishes procedures for receiving, retaining and handling complaints received by us regarding accounting, internal accounting controls, auditing matters or fraudulent financial reporting and for confidential, anonymous submission by employees of related concerns.

The audit committee also assists our Board in ensuring compliance with legal and regulatory requirements in our financial reporting process.

Please refer to the audit committee report, which is set forth below, for a further description of our audit committee’s responsibilities and its recommendations with respect to our audited consolidated financial statements for the year ended December 31, 2017.

Compensation Committee

The compensation committee is comprised of three members: Dr. Braunlich, Mr. Landau and Mr. Thomas. Dr. Braunlich serves as chair of the compensation committee. Our Board, in its reasonable judgment, has determined that each member of the compensation committee is independent as defined under the applicable Nasdaq listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Section 162(m) of the Internal Revenue Code of 1986, as amended. The compensation committee held four meetings in 2017. The compensation committee is generally responsible for reviewing and making recommendations to our Board regarding all forms of compensation to be provided to our executive officers, directors and, where appropriate, employees.

Among its responsibilities, the compensation committee:

•	reviews and determines the corporate goals and objectives of our chief executive officer, or CEO, and any employee that reports directly to the CEO;

•	at least annually, evaluates the performance of the CEO and any employee that reports directly to the CEO;

•	reviews and approves the compensation of the CEO;

•	reviews and approves, or recommends for Board approval, the compensation of any employee that reports directly to the CEO;

•
reviews and approves, or recommends for Board approval, individual performance objectives and general compensation goals and guidelines for employees and the criteria by which bonuses to such employees are determined;

•	reviews and approves, or recommends for Board approval, the compensation policy for executive officers and directors, and such other employees as directed by the Board;

•	annually reviews and evaluates our incentive compensation plans; and

•	develops and recommends for Board approval the executive officer succession plan.

Management provides recommendations to the compensation committee on the amount and type of executive compensation, as well as individual performance objectives for bonuses and incentive compensation, and the compensation committee reviews and considers these recommendations. In formulating its recommendations to the Board, the compensation committee additionally considers our performance as a whole. The compensation committee determines the fulfillment of the individual performance objectives, which are based on specific growth goals consistent with the annual business plan, and recommends individual bonus and incentive compensation amounts to the Board. The compensation committee may delegate its authority to subcommittees or the chair of the committee when it deems appropriate and in our best interest.

The compensation committee reviews a number of factors when evaluating compensation of executives, including any potential base salary increases. Such factors include, but are not limited to, a periodic review of our peer group within the gaming industry for equivalent positions of companies of similar size and status, external market conditions, and individual factors. Such individual factors include the executive’s experience, tenure, education, job performance, financial contributions and impact to us, complexity of the executive’s responsibilities and any unique skills or qualities the executive possesses.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee were at any time during 2017, or at any other time, our officer or employee. None of our executive officers were also a member of a compensation committee for a company that has one or more executive officers serving as a member of our Board or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of three members: Mr. Thomas, Dr. Braunlich and Mr. Garrett. Mr. Thomas serves as chair of the nominating and corporate governance committee. The nominating and corporate governance committee held one meeting in 2017.

The nominating and corporate governance committee is generally responsible for assisting our Board with respect to nominating new directors.

Among its responsibilities, the nominating and corporate governance committee:

•	determines, and periodically reviews, specific, minimum qualifications and characteristics that must be met by a nominee for a position on the Board or on a Board committee;

•
determines, and periodically reviews, (i) whether there are any specific qualities or skills that are necessary for one or more directors to possess, (ii) the overall diversity of the Board, and (iii) any other areas that may be expected to contribute to an effective Board;

•
identifies, evaluates, proposes, approves and recommends for Board approval nominees for election or appointment to the Board, including nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders;

•
evaluates, proposes, and approves any nominations of director candidates validly made by stockholders in accordance with policies and procedures adopted by the Board and applicable laws, rules, and regulations;

•	identifies, evaluates, proposes, and approves candidates to fill Board and committee vacancies;

•	develops and recommends to the Board, and reviews at least annually, a set of corporate governance guidelines applicable to us, and recommends changes to the Board as appropriate; and

•	oversees our corporate governance practices and procedures.

The nominating and corporate governance committee considers all qualified director candidates regardless of age, race, gender, national origin or religion. The nominating and corporate governance committee does not specifically consider diversity in fulfilling its responsibilities to select qualified and appropriate director candidates. Instead, the nominating and corporate governance committee will seek to balance the existing skill sets of current Board members with the need for other diverse skills and qualities that will complement our strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness, including such factors as business experience, skills and knowledge with respect to the gaming industry, finance, marketing, and financial reporting. Additionally, all candidates must possess a commitment to high ethical standards and have a demonstrated reputation for integrity. The nominating and corporate governance committee will consider stockholder recommendations for director candidates and will do so in the same manner that it considers all director candidates. Other than as provided by applicable law, there are no specific, minimum qualifications that must be met by a director nominee recommended by a stockholder except that a director must be of full age.

Under our By-Laws, if a stockholder wishes to submit a nominee for consideration by the nominating and corporate governance committee, the stockholder must deliver or mail notice of the request to the Secretary, in writing, so that it is received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders. However, if the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, such notice must be received by the Secretary no later than 10 days following the date of public disclosure of the annual meeting date. The notice must be accompanied by the information concerning the nominee and proposing stockholder described in Article I, Section 12 of our By-Laws including disclosure of: (i) the number of shares of our capital stock owned of record and beneficially by the nominee, (ii) a description of any agreement, arrangement or understanding between a proposing stockholder and any other persons acting in concert, (iii) information we deem appropriate to ascertain the nominee’s suitability to serve on the Board or eligibility to serve as an independent director, and (iv) any other information required to comply with the proxy rules and regulations. A nomination not made in accordance with the procedures set forth in our By-Laws is void.

Although the nominating and corporate governance committee’s charter permits the committee to engage a search firm to identify director candidates, we did not pay any third parties a fee to assist in the process of identifying or evaluating director candidates in 2017.

Compliance Committee

The compliance committee is comprised of five members: Mr. Adams, Dr. Braunlich, Mr. Garrett, Mr. Lee and Ms. Marshall. Mr. Adams serves as chair of the regulatory compliance committee. The compliance committee’s functions include reviewing and making recommendations to the Board regarding compliance with gaming laws and regulations. The compliance committee held five meetings in 2017.

The compliance committee meets quarterly to review the items determined by the Colorado, Nevada, Indiana and Mississippi Gaming Control Boards to be of sufficient material interest to warrant review by a committee of the Board. During 2017, the committee reviewed reports from our Compliance Officer.

Board’s Role in Risk Oversight

The audit committee is responsible for reviewing and assessing our financial risks. The compensation committee is primarily responsible for overseeing the management of risks associated with compensation policies and practice. In addition, the compliance committee is responsible for the oversight and review of all matters of gaming regulatory importance. We believe that these committees provide us with proper risk oversight.

Code of Conduct and Ethics

Our Board has adopted a code of conduct and ethics applicable to each of our directors, officers and employees. The full text of the code of conduct and ethics is available through the "Management & Governance-Documents" link on our website, www.fullhouseresorts.com.

Certain Relationships and Related Party Transactions

On March 26, 2018, we closed on a registered direct offering of 3.9 million shares of common stock. Of such amount, Mr. Landau, our director, purchased 100,000 shares of common stock. While other participants in the offering paid a discounted price of $3.00 per share, Mr. Landau paid $3.19 per share, the closing price of the Company's stock on March 23, 2018, for an aggregate purchase price of $319,000.

On November 10, 2016, we closed on a $5 million rights offering in which Mr. Lee, our Chief Executive Officer, President and director, purchased 1,000,000 shares for an aggregate purchase price of $1.3 million, in connection with the standby purchase agreement that we entered into with Mr. Lee on October 7, 2016. Mr. Lee (i) agreed to hold such shares for a minimum period;

(ii) received reimbursement of his legal fees; (iii) received a priority right to purchase the first 1,000,000 shares that remained after stockholders exercised their basic subscription rights; and (iv) received registration rights with respect to such shares, for which we filed a registration statement on Form S-3 in September 2017. Mr. Lee received no fee for providing the standby purchase agreement.

Our Code of Conduct and Ethics broadly covers related-party transactions that may involve a conflict of interest. Under our audit committee charter, all related party transactions must be approved by our audit committee. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which the company is a participant, (ii) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of a smaller reporting company’s total assets at year-end for the last two completed fiscal years, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of our common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. In accordance with its charter, the audit committee reviewed the related party transactions described above. In addition, the independent board members reviewed Mr. Lee’s related party transaction. In connection with such review, the independent board members sought and obtained advice from outside counsel.

Director Compensation

Each non-employee director’s compensation in 2017 consisted of three components: (1) cash compensation of $20,000 per year, paid quarterly in arrears, which amount increased to $24,000 per year effective as of the second quarter of 2017, (2) a grant of 5,172 shares of common stock, of which Dr. Braunlich and Ms. Marshall elected to receive the $12,000 value in quarterly cash payments of $3,000 in arrears, and (3) a stock option grant to purchase 8,570 shares with an exercise price of $2.32 per share, vesting in full on May 22, 2018. The table below summarizes the compensation paid by us to our current non-employee directors for services rendered for 2017. Directors who are employed by us do not receive additional compensation for serving as directors.

Director Compensation - 2017
Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Kenneth R. Adams	$23,000	$11,999	$7,982	$42,981
Carl G. Braunlich	32,000	—	7,982	39,982
W.H. Baird Garrett	23,000	11,999	7,982	42,981
Ellis Landau	23,000	11,999	7,982	42,981
Kathleen Marshall	32,000	—	7,982	39,982
Craig W. Thomas	23,000	11,999	7,982	42,981
Bradley M. Tirpak	23,000	11,999	7,982	42,981
__________

(1)
The amounts shown in this column represent the aggregate grant date fair value of awards for the fiscal year ended December 31, 2017, calculated in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used in the calculation of these amounts, please see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

________________________________________

INFORMATION CONCERNING EXECUTIVE OFFICERS
________________________________________

The following table sets forth certain information with respect to our current executive officers and lists their current titles. A summary of the background and experience of Mr. Fanger and Ms. Guidroz are set forth in the paragraphs following the table. The background and experience of Mr. Lee is described above in the section titled "Proposal One: Election of Directors." Our executive officers serve at the discretion of the Board.

Name	Age	Position
Daniel R. Lee	61	Director, President and Chief Executive Officer
Lewis A. Fanger	40	Senior Vice President, Chief Financial Officer and Treasurer
Elaine L. Guidroz	40	Vice President, Secretary and General Counsel

Lewis A. Fanger was appointed as our Senior Vice President, Chief Financial Officer and Treasurer on January 30, 2015. Prior to joining the Company, Mr. Fanger served from June 2013 through February 2015 as a Vice President of Wynn Resorts, Limited, a leading owner and operator of resort casinos and a member of the S&P 500 and Nasdaq-100 indexes. At Wynn, Mr. Fanger oversaw the investor relations functions for both its NASDAQ- and Hong Kong Stock Exchange-listed stocks and assisted with the company’s development efforts, including in Asia. From August 2011 to June 2013, Mr. Fanger was Senior Vice President and Chief Financial Officer of Creative Casinos, LLC, the original developer of the Golden Nugget resort casino in Lake Charles, Louisiana. Mr. Fanger also served from July 2003 to August 2011 at Pinnacle Entertainment, Inc. in various capacities, including as Vice President of Finance, where he oversaw the treasury and investor relations functions of the company. Prior to that, Mr. Fanger worked as an equity research associate in the gaming group at Bear, Stearns & Co. in New York. Mr. Fanger earned a bachelor’s degree in industrial engineering and a master’s degree in business administration, both from Stanford University.

Elaine L. Guidroz was appointed as our Secretary in December 2012. She has served as our General Counsel since January 2013 and as Vice President of Human Resources since July 2015. Prior to serving as General Counsel, Ms. Guidroz served as Associate General Counsel since February 2012. Ms. Guidroz began her gaming career in 2004 where she served as In-House Counsel to Grand Victoria Casino & Resort, owned and managed by Hyatt Gaming Management, Inc. From 2006 through 2011, Ms. Guidroz served as General Counsel and Compliance Officer to Grand Victoria Casino & Resort. Prior to joining Grand Victoria, Ms. Guidroz was in private practice in Indianapolis, Indiana, where she focused primarily on insurance defense matters. Ms. Guidroz received her Doctor of Jurisprudence (J.D.), magna cum laude, from Indiana University McKinney School of Law. Ms. Guidroz also holds a Masters of Business Administration from Xavier University Williams College of Business, and a Bachelor of Arts from the University of North Carolina-Chapel Hill. Ms. Guidroz is admitted to practice law in the states of Indiana and Kentucky.

________________________________________

EXECUTIVE COMPENSATION
________________________________________

Our compensation committee, or the Committee, adopted the Full House Resorts, Inc. Annual Incentive Plan for Executives (the "Annual Incentive Plan"), effective as of January 1, 2017. The Annual Incentive Plan is an annual short-term incentive plan designed to reward our executives for achieving pre-established corporate performance goals during a given performance period. The purpose of the Annual Incentive Plan is to provide an incentive for superior performance, to motivate participating executives toward the highest levels of achievement and business results, to tie management's goals and interests with our stockholders’ goals, and to enable us to attract and retain highly qualified executives. Any bonus awards under the Annual Incentive Plan are payable in cash or common stock (or any combination of cash or common stock), and any portion of such bonus award payable in the form of our common stock will be subject to the terms and conditions (including the applicable share limitations) of our 2015 Equity Incentive Plan, as amended from time to time (the "2015 Plan"), or any other plan adopted by us pursuant to which shares of common stock may be granted.

Participation in the Annual Incentive Plan is limited to the following executives: (a) Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Marketing Officer and Chief Development Officer; and (b) such other executives, in each case, as determined by the Committee in its discretion.

Annual Incentive Awards

For 2017, the Committee established the following threshold, target and maximum incentive bonus opportunity levels for our named executive officers, as a percentage of their base salaries:

Name	Title	Threshold	Target	Maximum
Daniel R. Lee	President, Chief Executive Officer & Director	15%	30%	45%
Lewis A. Fanger	Senior Vice President, Chief Financial Officer & Treasurer	10%	20%	30%
Elaine L. Guidroz	Vice President of Human Resources, Secretary, & General Counsel	10%	20%	30%

The Committee established four performance metrics for evaluating annual incentive bonus payouts for 2017 under the Annual Incentive Plan as set forth below:

Adjusted EBITDA* (Weighting of 40%):

The first metric, Adjusted EBITDA, is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. It is generally similar to Adjusted EBITDA as defined in our earnings releases and SEC filings. Additionally, the Committee may make certain adjustments, such as for acquisitions, divestitures or other special circumstances. The applicable levels of achievement for 2017 were:

Adjusted EBITDA
Threshold	$17,100,000
Target	$19,000,000
Maximum	$20,900,000

Due principally to extreme weather conditions and construction activity that adversely impacted our growth projects, Adjusted EBITDA was below the threshold amount for 2017. Accordingly, the named executive officers did not receive an incentive bonus payout related to this metric for 2017.

__________
* For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income and net income, please see Annex 1 in this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2017.

Return on Invested Capital (Weighting of 15%):

The second metric, return on invested capital, is calculated as: (a) operating income, divided by (b) total debt (including capitalized lease obligations), plus stockholders’ equity, less cash, all as shown on our balance sheet and determined as the arithmetic average for such items as of the end of each fiscal quarter. The applicable levels of achievement for 2017 were:

Return on Invested Capital
Threshold	6.3%
Target	7.7%
Maximum	9.1%

For the same reasons discussed above, return on invested capital was below the threshold amount for 2017. Accordingly, the named executive officers did not receive an incentive bonus payout related to this metric for 2017.

Discretionary Cash Flow per Share (Weighting of 15%):

The third metric, discretionary cash flow per share, is calculated as: (a) Adjusted EBITDA (as previously defined), less cash interest expense, less maintenance capital expenditures, divided by (b) the average number of shares outstanding at the end of each fiscal quarter. For purposes of this calculation, maintenance capital expenditures are defined as 2.5% of our 2017 net revenues. The applicable levels of achievement for 2017 were:

Discretionary Cash Flow per Share
Threshold	$0.13
Target	$0.21
Maximum	$0.29

For 2017, discretionary cash flow per share was determined to be $0.13. This calculation includes a $0.5 million positive adjustment to Adjusted EBITDA related to the mandatory closure of casinos along the Mississippi Gulf Coast, including the Silver Slipper Casino and Hotel. Accordingly, each named executive officer earned an incentive bonus payout at the threshold level related to this metric for 2017.

Qualitative Performance Goals (Weighting of 30%):

The final metric relies on pre-determined qualitative performance goals, which the Committee set for each named executive officer at the beginning of 2017. Mr. Lee’s performance goals were related to completion of several of our growth projects (including the Grand Lodge Casino renovation, the RV Park at Rising Star Casino Resort, the pool and beach complex and Oyster Bar at Silver Slipper Casino and Hotel, and design improvements at Stockman’s Casino) and the continued development of our leadership team. Based on his significant accomplishment of these goals, including overall completion of the growth projects within budget and quality expectations, the Committee determined that Mr. Lee earned 80% of his target bonus opportunity for this metric. The Committee reduced the value of Mr. Lee’s payout by 20% as a result of modest delays with respect to some project completion dates. Mr. Fanger’s and Ms. Guidroz’ performance goals were related to the refinancing of our credit facilities. As a result of their efforts throughout 2017, we successfully completed the refinancing of our First Lien and Second Lien Credit Facilities in February 2018, resulting in the extension of debt maturity dates from 2019 to 2024, annual interest expense savings of $1.1 million (based on interest rates at the time of closing), and a significant reduction in required debt amortization. Based on the significance of this accomplishment, the Committee determined that Mr. Fanger and Ms. Guidroz each earned 100% of their target bonus opportunity for this metric.

In 2018, the Committee decided to pay the annual incentive bonuses earned by each named executive officer in the form of stock awards in lieu of cash. The value of the stock awards was based on the closing price of our common stock on February 28, 2018. Accordingly, Mr. Lee received an award of 13,718 shares, Mr. Fanger received an award of 6,654 shares and Ms. Guidroz received an award of 5,444 shares.

Equity Awards

The Committee believes that a significant component of the compensation paid to our executives over the long-term should be equity-based compensation. It also believes that stock price appreciation and stock ownership in our company are valuable incentives to its executives. Accordingly, our executives are granted equity awards to align their interests with our other stockholders and to encourage them to manage our company in our best long-term interests.

In May 2017, in conjunction with the extension of his employment agreement through November 30, 2020, Mr. Lee received a non-qualified stock option to purchase 240,000 shares of our common stock pursuant to our 2015 Plan, at an exercise price per share of $2.32. The stock option will vest with respect to 1/24th of the total number of shares underlying the stock option on each monthly anniversary of November 30, 2018 thereafter, subject to Mr. Lee’s continued service with us through the applicable vesting date.

Additionally, in May 2017, Mr. Fanger and Ms. Guidroz each received a non-qualified stock option to purchase 25,000 and 20,000 shares, respectively, of common stock pursuant to the 2015 Plan, at an exercise price per share of $2.32. Their stock options will vest with respect to 1/3 of the total number of shares underlying the stock options on each anniversary of May 22, 2017, subject to Mr. Fanger’s and Ms Guidroz’ continued service with us through the applicable vesting date.

SUMMARY COMPENSATION TABLE

The following table summarizes the “total compensation” of: (i) our Chief Executive Officer, and (ii) our two most highly compensated executive officers that served in such capacities at the end of 2017.

Name and Principal Positions	Year	Salary		Bonus		Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
Daniel R. Lee	2017	$450,000		$8,333	(3)	$—	$250,560	$42,526	$48,331	(4)	$799,750
President and Chief Executive Officer	2016	350,000		—		—	68,274	—	47,970		466,244

Lewis A. Fanger	2017	272,583	(5)	—		—	25,172	20,627	—		318,382
Senior Vice President, Chief Financial Officer and Treasurer	2016	250,500		—		—	34,137	—	—		284,637

Elaine Guidroz	2017	220,083	(5)	—		—	20,138	16,876	—		257,097
Vice President of Human Resources, Secretary and General Counsel	2016	200,000		—		—	27,310	—	—		227,310

__________

(1)
The amount listed for Mr. Lee in 2017 includes a non-qualified stock option to purchase 240,000 shares granted in connection with the extension of his employment agreement in May 2017. All amounts shown in this column represent the aggregate grant date fair value of option awards calculated pursuant to accounting standards. For a discussion of valuation assumptions used in calculation of these amounts, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)
The amounts in this column represent cash bonus awards under the Annual Incentive Plan earned by the named executive officers upon achievement of 2017 performance metrics. As discussed above, the named executive officers received stock awards in lieu of cash. The value of the stock awards was based on the closing price of our common stock on February 28, 2018.

(3)	This amount represents a signing bonus related to the extension of Mr. Lee's employment agreement in May 2017.

(4)	This amount includes $10,070 for life and disability insurance, $31,261 for health care and related costs, and $7,000 in 401(k) matching contributions, in each case paid on behalf of Mr. Lee.

(5)	Includes a $25,000 increase in base salary effective as of February 13, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding equity award grants held at December 31, 2017 by each named executive officer.

		Option Awards (a)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Daniel R. Lee	11/28/2014	727,539	216,295	(b)	$1.25	11/28/2024
	5/10/2016	33,333	66,667	(c)	1.70	5/10/2026
	5/24/2017	—	240,000	(d)	2.32	5/24/2027
Lewis A. Fanger	1/30/2015	218,750	81,250	(e)	1.37	1/30/2025
	5/10/2016	16,667	33,333	(c)	1.70	5/10/2026
	5/22/2017	—	25,000	(f)	2.32	5/22/2027
Elaine L. Guidroz	5/5/2015	33,333	16,667	(g)	1.51	5/5/2025
	5/10/2016	13,333	26,667	(c)	1.70	5/10/2026
	5/22/2017	—	20,000	(f)	2.32	5/22/2027
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(a)
The option awards were granted pursuant to the 2015 Plan, except for certain option awards granted as inducement awards outside of the stockholder-approved plans to Messrs. Lee and Fanger upon their hiring (see the Equity Compensation Plan Information table below).

(b)	235,959 of the options vested on November 28, 2015, and 1/48 of the total award of options continued to vest on the 28th of each month thereafter.

(c)	The vesting dates of the remaining options are May 10, 2018, and May 10, 2019.

(d)	10,000 of the options will vest on December 30, 2018 and on the 30th of each month thereafter.

(e)	75,000 of the options vested on January 30, 2016, and 1/48 of the total award of options continued to vest on the 30th of each month anniversary thereafter.

(f)	The vesting dates of the options are May 22, 2018, May 22, 2019 and May 22, 2020.

(g)	The vesting date of the remaining options is May 5, 2018.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2017, about our equity compensation plans under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	1,247,440	$1.89	1,037,906
Equity compensation plans not approved by security holders (2)	1,243,834	1.28	—
Total	2,491,274	$1.59	1,037,906
__________

(1)	These shares were available for future issuance under our 2015 Plan. As of April 5, 2018, there were 1,004,469 shares of common stock available for future issuance under the 2015 Plan.

(2)
Pursuant to the Lee Employment Agreement and the Fanger Employment Agreement, respectively, (i) Mr. Lee was granted a nonqualified stock option to purchase 943,834 shares of our common stock, and (ii) Mr. Fanger was granted a nonqualified stock option to purchase 300,000 shares of our common stock. In each case, the stock option was issued as a standalone “employee inducement award” outside of the 2015 Plan. Each stock option vested with respect to 25% of the shares subject to the stock option on November 28, 2015 (in the case of Mr. Lee’s stock option) and on January 30, 2016 (in the case of Mr. Fanger’s stock option). Each stock option continues to vest with respect to an additional 1/48th of the shares subject to the applicable stock option on each monthly anniversary of these dates, subject to Mr. Lee and Mr. Fanger’s continued service through the respective vesting dates.

Retirement Benefits

The named executive officers are eligible to participate in our normal retirement program on the same terms as generally available to substantially all of our full-time employees. This retirement program consists of a 401(k) plan and matching contributions.

Employment Agreements

Daniel R. Lee

On November 28, 2014, we entered into an employment agreement with Mr. Lee pursuant to which Mr. Lee serves as our President and Chief Executive Officer and, on May 24, 2017, entered into an amendment to such employment agreement (collectively, the "Lee Employment Agreement"). The Lee Employment Agreement is effective as of November 28, 2014, and expires on November 30, 2020, unless earlier terminated.

The Lee Employment Agreement provides for a current annual base salary of $450,000, which increases to $500,000 on December 1, 2018. It also provides an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and company-based performance criteria established by our Board or compensation committee. For the period from January 1, 2017 through November 30, 2020, Mr. Lee will be eligible to participate in the Annual Incentive Plan. Pursuant to the Lee Employment Agreement, Mr. Lee is entitled to (i) participate in customary health, welfare and fringe benefit plans at our sole expense, and (ii) company-paid life insurance and long-term disability policies, each covering $525,000.

In connection with entering into the original Lee Employment Agreement on November 28, 2014, Mr. Lee was granted, outside of the 2006 Incentive Compensation Plan, a nonqualified stock option covering 943,834 shares of our common stock, with a per share exercise price equal to the closing price per share on the grant date. The stock option was intended to be an "employee inducement award" and vested with respect to 25% of the shares subject to the stock option on November 28, 2015 and will continue to vest with respect to an additional 1/48th of the shares subject to the stock option on each monthly anniversary thereafter, subject to Mr. Lee’s continued service through the applicable vesting date. The stock option will vest in full on a change in control of our company. Upon Mr. Lee’s termination of employment due to death or disability, he will be entitled to accelerated vesting of all outstanding stock options held by Mr. Lee on the termination date with respect to such number of shares underlying each stock option that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its term.

In connection with entering into the amended Lee Employment Agreement on May 24, 2017, Mr. Lee was granted an additional non-qualified stock option to purchase 240,000 shares of common stock pursuant to the 2015 Plan, at an exercise price per share of $2.32 per share. The stock option will vest with respect to 1/24th of the total number of shares underlying the stock option on each monthly anniversary of November 30, 2018 thereafter, subject to Mr. Lee’s continued service with us through the applicable vesting date. In the event that a Change in Control (as defined in the 2015 Plan) of our company occurs during the term of Mr. Lee’s employment, the unvested portion of the stock option may, subject to certain terms of the 2015 Plan, vest and become exercisable. The terms and conditions of the stock option are set forth in a separate award agreement dated May 24, 2017. Mr. Lee was also granted a signing bonus of $8,333.33 on May 24, 2017.

If Mr. Lee’s employment is terminated by us without "cause" or by Mr. Lee for "good reason" (each, as defined in the Lee Employment Agreement), then, in addition to accrued amounts, Mr. Lee will be entitled to receive the following payments and benefits:

•
Cash severance in aggregate amount equal to the greater of (i) the salary Mr. Lee would have earned had he remained employed from the termination date through the fourth anniversary of the effective date of the Lee Employment Agreement and (ii) 12 months’ salary, payable in installments through the fourth anniversary of the Lee Employment Agreement effective date or, if the termination occurs within six months following a change in control, in a lump sum;

•	Company-paid healthcare continuation coverage for Mr. Lee and his dependents for the original term of the agreement, unless covered by comparable insurance by a subsequent employer; and

•	Full accelerated vesting of all outstanding stock options held by Mr. Lee on the termination dates.

Mr. Lee’s right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims.  The Lee Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

Lewis A. Fanger

On January 30, 2015, we entered into an employment agreement with Mr. Fanger (the "Fanger Employment Agreement") pursuant to which Mr. Fanger serves as our Senior Vice President, Chief Financial Officer and Treasurer. The Fanger Employment Agreement is effective as of January 30, 2015 and expires on January 30, 2019, unless earlier terminated.

The Fanger Employment Agreement provides for an annual base salary of $250,500 and an opportunity to earn an annual discretionary cash performance bonus, based on the achievement of individual and Company-based performance criteria established by our Board or compensation committee in consultation with the Chief Executive Officer, as applicable. In addition, pursuant to the Fanger Employment Agreement, Mr. Fanger is entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $250,000.

In connection with entering into the Fanger Employment Agreement, Mr. Fanger was granted a nonqualified stock option covering 300,000 shares of Company common stock with a per share exercise price equal to the closing price per share on the grant date. The stock option was intended to be an "employee inducement award" and vested with respect to 25% of the shares subject to the stock option on January 30, 2016 and will continue to vest with respect to an additional 1/48th of the shares subject to the stock option on each monthly anniversary thereafter, subject to Mr. Fanger’s continued service through the applicable vesting date. The stock option will vest in full on a change in control of our company.

Upon Mr. Fanger’s termination of employment due to death or disability, he will be entitled to accelerated vesting of all outstanding stock options held by Mr. Fanger on the termination date with respect to such number of shares underlying each stock option that would have vested over the one-year period immediately following the termination date had the stock option continued to vest in accordance with its terms.

If Mr. Fanger’s employment is terminated by us without "cause" or by Mr. Fanger for "good reason" (each, as defined in the Fanger Employment Agreement), then, in addition to accrued amounts, Mr. Fanger will be entitled to receive the following payments and benefits:

•
Cash severance in aggregate amount equal to (i) a pro-rata bonus equal to the average of the cash portion of any bonuses earned in the immediately preceding two years; and (ii) 12 months’ salary, payable in installments for one year after the termination date or, if the termination occurs within six months following a change in control, in a lump sum;

•	Company-paid healthcare continuation coverage for Mr. Fanger and his dependents for one year after the termination date, unless covered by comparable insurance by a subsequent employer; and

•	Full accelerated vesting of all outstanding Company stock options held by Mr. Fanger on the termination dates.

Mr. Fanger’s right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims.  The Fanger Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

Elaine Guidroz

On July 21, 2015, we entered into an employment agreement with Ms. Guidroz (the "Guidroz Employment Agreement"), pursuant to which Ms. Guidroz serves as our Vice President of Human Resources, Secretary, General Counsel and Compliance Officer. The Guidroz Employment Agreement is effective as of July 21, 2015, and expires on July 21, 2018, unless earlier terminated.

The Guidroz Employment Agreement provides for an annual base salary of $200,000, and an opportunity to earn an annual cash bonus in an amount determined at the discretion of our Board or the compensation committee in consultation with the Chief Executive Officer. In addition, pursuant to the Guidroz Employment Agreement, Ms. Guidroz is also entitled to (i) participate in customary health, welfare and employee benefit plans on the same basis as they are available to other senior executives, and (ii) Company-paid life insurance and long-term disability policies, each covering $200,000.

If Ms. Guidroz’ employment is terminated by us without "cause" or by Ms. Guidroz for "good reason" (each, as defined in the Guidroz Employment Agreement), then, in addition to accrued amounts, Ms. Guidroz will be entitled to receive the following payments and benefits:

•
Cash severance in aggregate amount equal to (i) a pro-rata bonus equal to the average of the cash portion of any bonuses earned in the immediately preceding two years; and (ii) 12 months’ base salary, payable in installments for one year after the termination date or, if the termination occurs within six months following a change in control, in a lump sum; and

•	Company-paid healthcare continuation coverage for Ms. Guidroz and her dependents for one year after the termination date, unless covered by another group health plan or group disability plan.

Ms. Guidroz’ right to receive the severance payments and benefits (either in connection with a change in control or outside the change in control context) described above is subject to the delivery of an effective mutual general release of claims.  The Guidroz Employment Agreement also contains confidentiality, non-solicitation and non-competition provisions.

________________________________________

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
________________________________________

The audit committee appoints, compensates and oversees our independent registered public accounting firm. The audit committee engages in a comprehensive evaluation of the independent registered certified public accounting firm’s qualifications, performance and independence and considers the advisability and potential impact of selecting a different independent registered public accounting firm. The audit committee has selected Piercy Bowler Taylor & Kern as our independent registered public accounting firm for the year ended December 31, 2018. Piercy Bowler Taylor & Kern has served as our independent registered public accounting firm since 2004. In connection with the selection of Piercy Bowler Taylor & Kern, the audit committee annually reviews and negotiates the terms of the engagement letter entered into with Piercy Bowler Taylor & Kern. This letter sets forth important terms regarding the scope of the engagement, associated fees, payment terms and responsibilities of each party.

The audit committee and our Board believe that the continued retention of Piercy Bowler Taylor & Kern as our independent registered public accounting firm is both in our best interests and those of our stockholders. As such, we are asking our stockholders to ratify the selection of Piercy Bowler Taylor & Kern as our independent registered public accounting firm for 2018. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of Piercy Bowler Taylor & Kern to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. The audit committee will consider the outcome of our stockholders’ vote in connection with the audit committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the stockholders’ vote. Even if the selection is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of us and our stockholders.

Representatives of Piercy Bowler Taylor & Kern are expected to attend the annual meeting. Representatives will have an opportunity to make a statement if they desire to do so, and they plan to be available to respond to appropriate questions.

Fees and Services of Piercy Bowler Taylor & Kern

During 2017 and 2016, we retained Piercy Bowler Taylor & Kern to provide services in the following categories and amounts:

(In thousands)
	2017	2016
Audit fees(1)	$284	$247
Audit-related fees(2)	15	47
Tax fees(3)	—	—
All other fees(4)	—	—
Total	$299	$294
__________

(1)
These amounts represent fees in connection with the audit of the annual financial statements and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, along with regulatory reporting to state commissions, review of documents filed with the SEC and consents.

(2)	These amounts represent fees related primarily to the audit of the Company's 401(k) plan and our acquisition of Bronco Billy’s in May 2016.

(3)	We did not engage Piercy Bowler Taylor & Kern for any tax related professional services for the years ended December 31, 2017 or 2016.

(4)	We did not engage Piercy Bowler Taylor & Kern for any advisory services for the years ended December 31, 2017 or 2016.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent auditors to provide any audit or permissible non-audit service to us. All of the services provided by our independent auditors were approved by our audit committee and the audit committee believes that the provision of these services is consistent with maintaining the accountants’ independence.

Audit Committee Report

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

The audit committee oversees Full House Resorts, Inc.’s financial reporting process. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls.

In fulfilling our oversight responsibilities, we reviewed and discussed the financial statements with management. In addition, we discussed with the independent auditors matters deemed significant by the independent auditors, including those matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board. The audit committee met at the end of each quarter with management and the independent auditors where we reviewed and approved the quarterly and annual filings.

The independent auditors also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We discussed with the independent auditors matters relating to their independence and considered whether their provision of non-audit services is compatible with maintaining their independence.

Based on our review with management and the independent auditors of Full House Resorts, Inc.’s audited consolidated financial statements and the independent auditors’ report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended that the audited consolidated financial statements be included in Full House Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Kathleen M. Marshall
Kenneth R. Adams
W.H. Baird Garrett

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above shall not be incorporated by reference into this proxy statement.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
PIERCY BOWLER TAYLOR & KERN AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2018.

________________________________________

PROPOSAL THREE:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
________________________________________

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which enacted Section 14A of the Exchange Act, requires that our stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
Our executive compensation is described above under the heading "Executive Compensation." Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Please read the section of this proxy statement titled "Executive Compensation" for additional details about our executive compensation programs, including information about the 2017 compensation of our named executive officers.
As described under the heading "Corporate Governance," our compensation committee reviews and makes recommendations to the Board regarding all forms of compensation to be provided to our executive officers and directors. Management provides recommendations to the compensation committee on the amount and type of executive compensation, as well as individual performance objectives for bonuses and incentive compensation. The committee reviews these recommendations, along with information previously provided by an executive employment consultant, to formulate the committee’s recommendations to the Board. The compensation committee determines the fulfillment of the individual performance objectives and recommends individual bonus and incentive compensation amounts to the Board.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation by voting for or against the following resolution (or by abstaining with respect to the resolution):
RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table, other executive compensation tables and related narrative disclosures is hereby APPROVED.
The "say-on-pay vote" is advisory, and therefore not binding on us, the compensation committee or our Board. However, the compensation committee and our Board value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
The approval of this proposal requires the number of votes cast in favor of this proposal to exceed the number of votes cast in opposition to this proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

________________________________________

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
________________________________________

The following table sets forth information as of the record date concerning the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

The address for each of our executive officers and directors is c/o Full House Resorts, Inc., One Summerlin, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Class Outstanding (1)
Named Executive Officers and Directors:
Kenneth R. Adams (2)	102,630	*
Carl G. Braunlich (2)	59,462	*
W.H. Baird Garrett (2)	75,060	*
Ellis Landau (2)	203,291	*
Daniel R. Lee (3)	2,189,968	7.9%
Kathleen M. Marshall (2)	35,462	*
Craig W. Thomas (2)	688,030	2.6%
Bradley M. Tirpak (2)	685,666	2.5%
Lewis A. Fanger (4)	317,243	1.2%
Elaine L. Guidroz (5)	99,386	*
All Executive Officers and Directors as a Group (10 Persons)	4,456,198	15.7%

Holding More than 5%:
GAMCO Investors, Inc. (6)	2,030,626	7.5%
Franklin Advisory Services, LLC (7)	1,877,020	7.0%
__________

*	Less than 1% of the outstanding shares of common stock.

(1)
Shares are considered beneficially owned, for purposes of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares the power to vote, to direct the voting of and/or dispose of or to direct the disposition of, such security, or if the person has a right to acquire beneficial ownership within 60 days of April 5, 2018, unless otherwise indicated in these footnotes. Any securities outstanding that are subject to options or warrants exercisable within 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Unless otherwise indicated in the footnotes, each person or entity has sole voting and dispositive power with respect to the shares shown as beneficially owned. The percentages shown are based on 26,914,259 shares of common stock issued and outstanding as of April 5, 2018.

(2)
Includes (a) 10,588 shares which are subject to options that are currently exercisable and (b) 8,570 shares which are subject to options that are exercisable within 60 days of April 5, 2018. Mr. Landau shares voting and dispositive power with respect to 54,276 shares with his spouse. Mr. Thomas shares voting and dispositive power with respect to 476,367 shares with his spouse.

(3)
Includes (a) 1,013,840 shares owned by Mr. Lee as of April 5, 2018, (b) 819,861 shares which are subject to options that are currently exercisable, (c) 72,661 shares which are subject to options that are exercisable within 60 days of April 5, 2018, (d) 127,945 shares beneficially owned by a subtrust for the benefit of Mr. Lee's children, (e) 139,735 shares beneficially owned by a family trust for the benefit of Mr. Lee's children, and (f) 15,926 shares beneficially owned by an account for the benefit of Mr. Lee's daughter previously established pursuant to the Massachusetts Uniform Transfer to Minors Act. Mr. Lee has sole voting and dispositive power over these shares.

(4)
Includes (a) 25,577 shares owned by Mr. Fanger as of April 5, 2018, (b) 254,167 shares which are subject to options that are currently exercisable, and (c) 37,499 shares which are subject to options that are exercisable within 60 days of April 5, 2018.

(5)
Includes (a) 15,444 shares directly owned by Ms. Guidroz as of April 5, 2018, (b) 608 shares beneficially owned that are held indirectly by Ms. Guidroz's spouse, (c) 46,666 shares which are subject to options that are currently exercisable, and (d) 36,668 shares which are subject to options that are exercisable within 60 days of April 5, 2018. Ms. Guidroz shares voting and dispositive power with respect to 608 shares with her spouse.

(6)
Based on information disclosed in Schedule 13D, as filed with the SEC on March 28, 2018, by GAMCO Investors, Inc. et al. Among other entities listed in the Schedule 13D, Mario Gabelli directly or indirectly controls, or acts as chief investment officer for (i) GAMCO Asset Management Inc. (“GAMCO”), which beneficially owns 410,000 shares; (ii) Gabelli Funds, LLC (“Gabelli Funds”), which beneficially owns 573,000 shares; and (iii) Teton Advisors, Inc. (“Teton Advisors”), which beneficially owns 1,047,626 shares. As a result, Mr. Gabelli is deemed to have beneficial ownership of the shares beneficially owned by each of the foregoing entities. Each of Gabelli Funds, GAMCO and Teton Advisors has sole voting and dispositive power with respect to the shares they each beneficially own. The principal business address of GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580-1435.

(7)
Based on information disclosed in Schedule 13G, as filed with the SEC on February 5, 2018, by Franklin Advisory Services, LLC., 1,877,020 shares are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisors, LLC (“FMA”) and/or Franklin Advisory Services, LLC (“FAS”), each an indirect wholly owned subsidiary of Franklin Resources, Inc. FMA and FAS each has sole voting and dispositive power with respect to the shares covered by their respective investment management agreements. As a result, FMA and/or FAS may be deemed to be the beneficial owner of such shares. FAS has sole voting and dispositive power with respect to the all of the shares. The principal business address of FAS is 55 Challenger Road, Suite 501, Ridgefield Park, NJ 07660.

________________________________________

OTHER MATTERS
________________________________________

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than ten percent of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. These persons are required by SEC regulation to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, Section 16 filings show no late filings. We believe that all Section 16(a) reports were timely filed by our officers, directors and greater than ten percent beneficial owners.

Information Concerning Stockholder Proposals and Director Nominations

Proposals for Inclusion in the Proxy Statement. Any stockholder satisfying the SEC requirements and wishing to submit a proposal to be included in the proxy statement for the 2019 annual meeting of stockholders should submit the proposal in writing to the Secretary, Full House Resorts, Inc., One Summerlin, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135. We must receive a proposal by December 14, 2018.

Proposals Not Included in the Proxy Statement and Nominations for Director. Stockholder proposals not included in our proxy statement and stockholder nominations for director may be brought before an annual meeting of stockholders in accordance with the advance notice procedures described in our By-Laws. In general, notice must be received by the Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (i.e., May 23, 2019). For the 2019 annual meeting of stockholders, the Secretary must receive notice of the proposal on or after the close of business on January 23, 2019 and no later than the close of business on February 22, 2019. Stockholder proposals must be in proper written form and must meet the detailed disclosure requirements set forth in our By-Laws. If the annual meeting is not within 30 days in advance of the anniversary date of the prior year’s annual meeting or not within 70 days after the anniversary date of the prior year’s annual meeting, we must receive your notice no later than 10 days following the date of public disclosure of the annual meeting date. The notice must also meet all other requirements contained in Article I, Section 12 of our By-Laws.

Communications with the Board of Directors

Our Board believes it important that interested parties have the opportunity to communicate their concerns directly to our Board. Stockholders may contact or communicate with an individual director or our Board as a group, including the non-employee directors as a group, by addressing a letter to Full House Resorts, Inc., Attention: Board of Directors c/o Secretary, One Summerlin, 1980 Festival Plaza Drive, Suite 680, Las Vegas, Nevada 89135. Each communication should specify the applicable addressee or addressees to be contacted. The Secretary will forward communications intended for the Board to the Chairman, or, if intended for an individual director, to that director.

Proxy Solicitation Costs

We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees or authorized agents may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us to solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine in the future that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

List of Stockholders Entitled to Vote at the Annual Meeting

A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any stockholder.

Householding

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, please contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

________________________________________

ANNEX 1:
GAAP TO NON-GAAP RECONCILIATIONS
________________________________________

"Adjusted EBITDA" is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, and non-cash share-based compensation expense. Adjusted EBITDA information is presented solely as supplemental disclosure to measures reported in accordance with generally accepted accounting principles in the United States of America ("GAAP") because management believes these measures are (i) widely used measures of operating performance in the gaming and hospitality industries, (ii) a principal basis for valuation of gaming and hospitality companies, and (iii) are utilized in the covenants within our debt agreements, although not necessarily defined in the same way as above. Adjusted EBITDA is not, however, a measure of financial performance or liquidity under GAAP. Accordingly, this measure should be considered supplemental and not a substitute for net income (loss) or cash flows as an indicator of our operating performance or liquidity.

The following table presents a reconciliation of Adjusted EBITDA to operating income and net loss for the years ended December 31, 2017 and 2016:

(In thousands)	For the Years Ended December 31,
	2017	2016
Adjusted EBITDA	$16,467	$16,184
Depreciation and amortization	(8,602)	(7,928)
Project development and acquisition costs	(284)	(1,314)
Gain (loss) on asset disposals, net	1	(344)
Share-based compensation	(525)	(409)
Operating income	7,057	6,189
Non-operating expense, net
Interest expense	(10,856)	(9,486)
Debt modification costs	—	(624)
Adjustment to fair value of warrants	(1,379)	(543)
	(12,235)	(10,653)

Loss before income tax (provision) benefit	(5,178)	(4,464)
Benefit (provision) for income taxes	150	(630)
Net loss	$(5,028)	$(5,094)

The following tables present reconciliations of operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA:

	For the Year Ended December 31, 2017 (In thousands)
	Operating income (loss)	Depreciation and amortization	(Gain) loss on asset disposals	Project development and acquisition costs	Stock compensation	Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$7,355	$3,370	$8	$—	$—	$10,733
Bronco Billy's Casino and Hotel	2,889	1,875	(6)	—	—	4,758
Rising Star Casino Resort	181	2,497	—	—	—	2,678
Northern Nevada Casinos	2,029	766	(6)	—	—	2,789
	12,454	8,508	(4)	—	—	20,958
Other operations
Corporate	(5,397)	94	3	284	525	(4,491)
	(5,397)	94	3	284	525	(4,491)
	$7,057	$8,602	$(1)	$284	$525	$16,467

	For the Year Ended December 31, 2016 (In thousands)
	Operating income (loss)	Depreciation and amortization	Loss on asset disposals, net	Project development and acquisition costs	Stock compensation	Adjusted EBITDA
Casino properties
Silver Slipper Casino and Hotel	$6,654	$3,308	$32	$—	$—	$9,994
Bronco Billy's Casino and Hotel	2,200	1,215	8	—	—	3,423
Rising Star Casino Resort	277	2,645	9	—	—	2,931
Northern Nevada Casinos	2,900	746	295	—	—	3,941
	12,031	7,914	344	—	—	20,289
Other operations
Corporate	(5,842)	14	—	1,314	409	(4,105)
	(5,842)	14	—	1,314	409	(4,105)
	$6,189	$7,928	$344	$1,314	$409	$16,184

FULL HOUSE RESORTS, INC.
ATTN: LEWIS FANGER
ONE SUMMERLIN
1980 FESTIVAL PLAZA DRIVE, SUITE 680
LAS VEGAS, NV 89135

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each nominee listed on proposal 1.

1. Election of Directors

Nominees	For	Against	Abstain
1A Kenneth R. Adams	☐	☐	☐
1B Carl G. Braunlich	☐	☐	☐
1C W.H. Baird Garrett	☐	☐	☐
1D Ellis Landau	☐	☐	☐
1E Daniel R. Lee	☐	☐	☐
1F Kathleen Marshall	☐	☐	☐
1G Craig W. Thomas	☐	☐	☐
1H Bradley M. Tirpak	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Ratification of the appointment of Piercy Bowler Taylor & Kern as independent registered public accounting firm for 2018.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

NOTE: OTHER MATTERS: Granting the proxies discretionary authority to vote upon any other unforeseen matters which are properly brought before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000373354_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Shareholder Letter is/are available at www.proxyvote.com

FULL HOUSE RESORTS, INC.
Annual Meeting of Stockholders
May 23, 2018 10:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Daniel R. Lee and Bradley M. Tirpak, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of FULL HOUSE RESORTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, on May 23, 2018, in the Pioneer Room at Bronco Billy's Casino and Hotel, located at 233 East Bennett Avenue, Cripple Creek, Colorado 80813, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and according to the discretion of the proxy holders on any other matter that may properly come before the meeting.

Continued and to be signed on reverse side

0000377012_2 R1.0.1.17